SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2009

Haights Cross Communications, Inc.

(Exact Name Of Registrant As Specified In Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

333-109381	13-4087398
(Commission File Number)	(I.R.S. Employer Identification No.)

10 New King Street, White Plains, New York	10604
(Address of Principal Executive Offices)	(Zip Code)

(914) 289-9400

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

Haights Cross Communications, Inc. (the “Company”) is a “voluntary filer” for purposes of the periodic and current reporting requirements of the Securities and Exchange Commission (the “Commission”). The Company is a voluntary filer because it does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or listed on an exchange or in any automated inter-dealer quotation system of any national securities association, and it is no longer required to file reports under Section 15(d) of the Exchange Act. Rather, it continues to file its reports under the Exchange Act in order to comply with the reporting covenants contained in its bond indentures.

Item 1.01. Entry into a Material Definitive Agreement.

On August 7, 2009, the Company entered into an extension of the Fourth  Forbearance Agreement and Amendment dated May 7, 2009 as extended on July 30, 2009, (the “Forbearance Agreement”) with the lenders (the “Lenders”) under the Credit Agreement and DDJ Capital Management, LLC, as administrative agent and collateral agent (the “Agent”) for the Lenders (the “Credit Agreement”).  As previously disclosed, on June 17, 2009, the Company and Haights Cross Operating Company (“HCOC”), the Company’s subsidiary, executed a commitment letter (the “Commitment Letter”) with the Lenders and Agent.  Pursuant to the Commitment Letter, certain of the Lenders have made commitments to effectuate a restructuring of HCOC’s Credit Agreement.  The Lenders’ commitment is subject to the satisfaction or waiver of certain conditions, including the negotiation, execution and delivery of definitive documents.  The extension of the Forbearance Agreement extended the deadline for the funding of the facility to August 17, 2009.  The Commitment Letter requires that holders of not less than 90% of the Company’s 12 ½% Senior Discount Notes due 2011 having tendered their notes in the Company’s Private Offer to Exchange and Consent Solicitation (the “Exchange Offer”) by August 17, 2009.  A further description of the extension to the Forbearance Agreement is set forth in Item 2.04 below.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 7, 2009, in connection with the extension of the Forbearance Agreement and Commitment Letter, the commitment fee of $550,000 previously earned by the Lenders was added to the principal amount of the senior secured term loan subject to the Credit Agreement.  The Credit Agreement is described in Item 5 of the Company’s Form 10-Q for the period ending June 30, 2008 filed with the Securities and Exchange Commission.

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As previously disclosed, the Company had entered into a number of forbearance agreements pursuant to which the Lenders agreed to forbear exercising any rights and remedies under the Credit Agreement primarily relating to certain financial covenant and reporting defaults.  Under the Forbearance Agreement as extended on August 7, 2009, the Lenders under the Credit Agreement have agreed to forbear exercising any rights and remedies under the Credit Agreement until the earliest of (i) August 17, 2009; (ii) the material modification without consent, withdrawal or termination of the Exchange Offer; (iii) the occurrence of an event of default under the Credit Agreement other than those events covered by the Forbearance Agreement; or (v) the occurrence or existence of any event of default under either of the indentures for the Company’s 11 ¾% Senior Notes due 2011 (the “Senior Notes”) and Discount Notes.  Upon expiration of the forbearance period, the Forbearance Agreement shall be immediately and automatically terminated and be of no further force or effect.  The Company cannot assure that it will be successful in consummating the Exchange Offer, extending the Forbearance Agreement, amending its Credit Agreement or restructuring its other debt obligations on favorable terms if at all. In the event that the Company is not able to successfully complete such a restructuring, it intends to explore all other restructuring alternatives available to it at that time, which may include an alternative out-of-court restructuring or the commencement of a Chapter 11 plan of reorganization under the U.S. Bankruptcy Code. The Company cannot assure that any alternative restructuring arrangement or plan could be accomplished.

Item 8.01.  Other Events

The Company has commenced discussions with holders of its Senior Notes to discuss alternative restructuring plans should the Offer for the Discount Notes not be consummated.

On August 7, 2009, the Company issued a press release announcing that it had elected to extend the expiration date for the Exchange Offer from 11:59 p.m., New York City time, on August 6, 2009 to 11:59 p.m., New York City time, on August 14, 2009.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The press release contains forward-looking statements and includes cautionary statements identifying important factors that could cause actual results to differ materially from those anticipated.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 10, 2009	HAIGHTS CROSS COMMUNICATIONS, INC.

By: /s/ Mark Kurtz
Name: Mark Kurtz Title: Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release